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Exhibit 10.27

FINAL EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AGREEMENT, dated July 31, 2002 (the "Effective Date"), is made by and between Duane Reade Inc., a Delaware corporation (the "Company"), and Anthony Cuti (the "Executive").

RECITALS:

        A.    The Company and the Executive are currently parties to an employment agreement dated October 27, 1997, as amended on March 13, 2000, May 21, 2001 and June 16, 2002 (the "1997 Employment Agreement"), under which the Executive serves as the Chairman of the Board, President and Chief Executive Officer of the Company.

        B.    The Executive and the Company agreed prior to January 28, 2002 to enter into a split dollar life insurance policy for the benefit of the Company and the Executive, and in satisfaction of the Company's SERP obligations, as set forth in the 1997 Employment Agreement and this amended and restated employment agreement (the "Agreement").

        C.    The Company desires to continue to employ the Executive and the Executive desires to continue in the employment of the Company under the terms and conditions of this Agreement, which shall become effective as of the Effective Date.

        NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

        1.    Certain Definitions.    Whenever the following terms are used in this Agreement they shall have the meanings given below, unless the context clearly requires otherwise. Certain terms not listed below are defined elsewhere in this Agreement.

          "2002 Option" is defined in Section 8.

          "Aggregate SERP Payment" is defined in Section 9(a).

          "Actuarial Life Expectancy" shall mean, as of any date, the Executive's remaining years of life as of such date, calculated according to a mortality rate that shall be determined according to the mortality table which is prescribed by the Commissioner of Internal Revenue ofr purposes of Section 417(e) of the Code, as published in the Internal Revenue Bulletin.

          "Actuarial Present Value" shall mean the value determined by using:

            (i)    an investment increment compounded annually at the applicable interest rate equal to the average annual interest rate on the proxy for the thirty-year U.S. Treasury issue published by the Internal Revenue Service under Section 417(e) of the Code plus 1%, for the second month preceding the date on which a lump sum distribution is made; and

            (ii)  a mortality rate that shall be determined according to the mortality table which is prescribed by the Commissioner of Internal Revenue for purposes of Section 417(e) of the Code, as published in the Internal Revenue Bulletin.

          "Annual Post-2004 Enhancement" shall mean, as of any Extension Date, a compensation and benefits package offered by the Company to the Executive that includes all of the following:

            (i)    a Base Salary and Incentive Bonus each in an amount at least 75% greater than the corresponding amounts in effect immediately prior to such Extension Date;

            (ii)  a SERP Payment equal to an annual retirement benefit payable during the Executive's lifetime of at least 100% of the Earnings Amount; and

            (iii)  other terms and provisions identical to those set forth in this Agreement, including, without limitation, a provision for the extension of the Term of Employment for an additional one-year period at the end of which another Extension Date shall occur. The parties to this Agreement acknowledge and agree that any Annual Post-2004 Enhancement will require the Company to provide the Executive with a SERP Payment in accordance with the terms of this definition in lieu of, and not in addition to, the SERP Payment described under Section 9(a) below. The parties hereto further acknowledge and agree that if the Company offers the Executive this Annual Post-2004 Enhancement as of the first Extension Date occurring on or about December 1, 2004 and the Term of Employment is renewed under such terms for an additional one-year period, upon the non-renewal of the Term of Employment for any reason at any time thereafter, the Executive will not be entitled to the severance benefits described in Section 11(a).

          "Base Salary" is defined in Section 6(a).

          "Beneficiary" shall mean the individual identified on the last page hereof.

          "Board" shall mean the Board of Directors of the Company.

          "Cause" shall mean the termination of the Executive's employment by the Company in the event of any of the following:

            (i)    a finding by the Board that the Executive has committed an act of fraud or embezzlement against the Company or any of its Subsidiaries;

            (ii)  the conviction of the Executive of a felony; or

            (iii)  any material willful breach by the Executive of this Agreement.

  No act or failure to act on the part of the Executive shall be deemed "willful" if it was due primarily to an error in judgment or negligence, but shall be deemed "willful" only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Failure to meet performance standards or objectives of the Company or the Board shall not constitute Cause for purposes hereof.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, or its successor, and the regulations promulgated thereunder as in effect from time to time.

          "Common Stock" shall mean the $0.01 par value common stock of the Company.

          "Company Note" shall mean the promissory note executed by the Executive in favor of the Company in connection with the 1997 Employment Agreement.

          "Continuation Period" shall mean the twenty-four-month period immediately following the Termination Date during which the Executive is entitled to receive the Severance Amount (as such term is defined in Section 11(a)(ii) below).

          "Disability" shall mean the absence of the Executive from the Executive's duties to the Company on a full-time basis for a total of sixteen consecutive weeks or for an aggregate of more than six months in any twenty-four month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

          "DLJ" shall mean DLJ Merchant Banking Partners, II, L.P.

          "DLJ Note" shall mean the promissory note executed by the Executive in favor of DLJ in connection with the 1997 Employment Agreement.

          "Earnings Amount" shall mean, as of the Termination Date, the greater of:

            (i)    the largest dollar amount equal to the sum of the annual Base Salary and annual Incentive Bonus paid to or earned by the Executive (including amounts deferred by him) with respect to any twelve-month period during the period beginning on June 18, 1997 and ending on the Termination Date, and

            (ii)  the dollar amount equal to the result of the following formula:

      (S + MB) × Y, where

      S = annual Base Salary as in effect immediately prior to the Termination Date,

      MB = the maximum Incentive Bonus the Executive could have earned during the performance period in effect as of the Termination Date (or if no performance period is then in effect, for the last completed performance period),

      Y = an appreciation rate of 10% per annum through the end of the then current Term of Employment.

          "Extension Date" is defined in Section 2(b).

          "Good Reason" shall mean the occurrence of the following:

            (i)    a reduction, without the Executive's written consent, in the Executive's then current Base Salary, unless such reduction is generally applicable to all executives of the Company;

            (ii)  removal, without his consent, of the Executive from the position of President, Chief Executive Officer or Chairman of the Board of the Company or assignment, without his consent, to the Executive of any duties materially and adversely inconsistent with the Executive's position as President, Chief Executive Officer or Chairman of the Board or any other action which results in a material and adverse change in such status, offices, titles or responsibilities;

            (iii)  the creation of any position within the Company equal to or superior to that of the Executive or which does not report to the Executive;

            (iv)  the failure of the Executive to be reelected as Chairman of the Board;

            (v)  the relocation of the offices at which the Executive is principally employed to a location which requires a commute which is more than five miles longer than the commute from the Executive's current home in Saddle River, New Jersey to 440 Ninth Avenue, New York, New York, which relocation is not approved in writing by the Executive;

            (vi)  any material breach by the Company of this Agreement;

            (vii) any voluntary resignation by the Executive for any reason or for no stated reason (unless the Company shall then have a basis to terminate the Executive for Cause) during the 30-day period beginning six months following a Sale of the Company; or

            (viii)  any voluntary resignation by the Executive during years 2003 or 2004 provided such resignation is after February 28th of the year of resignation, if, on such date, (A) the Company and the Executive have not reached an agreement regarding the Minimum Performance Level, the Target Performance Level and the Maximum Performance Level, and (B) the Target Performance Level suggested by the Company is higher than the average earnings per share percentage growth with respect to the most recently completed fiscal year (or equivalent average growth if the performance goal is based on a measure other than earnings per share) for the two largest publicly traded companies in the Company's industry, excluding the Company.

          "Incentive Bonus" is defined in Section 6(c).

          "Independent Third Party" shall mean any entity other than the Company or any Subsidiary of the Company.

          "Long-Term Cash Target Award" is defined in Section 6(e).

          "Maximum Performance Level" shall mean the maximum performance goal upon which the Incentive Bonus for any year shall be calculated, as set forth in Section 6(c)(i) hereof; provided, however that the Maximum Performance Level may not exceed 105% of the Target Performance Level.

          "Sale of the Company" shall mean the consummation of one of the following events:

            (i)    any Independent Third Party is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities. For purposes of this Agreement, the term "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

            (ii)  the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company's then outstanding securities shall not constitute a Sale of the Company;

            (iii)  any stockholder of the Company acquires (or has the right to acquire) 50% or more of the Company's outstanding Common Stock;

            (iv)  the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

            (v)  the date that all of the following shall have occurred: (A) DLJ ceases to own at least 1,200,000 shares of Common Stock; (B) on any Extension Date, the Company has not offered the Executive the Annual Post-2004 Enhancement; and (C) a Termination Date; or

            (vi)  the date on which the individuals who, as of the Effective Date, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members, or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board), cease for any reason to constitute at least a majority of the Board.

          "SDLIP" is defined in the recitals of this Agreement.

          "SERP" is defined in Section 9(a).

          "SERP Payment" is defined in Section 9(a).

          "Subsidiary" of any person shall mean any entity of which:

            (i)    if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such person or by one or more Subsidiaries of such person, and

            (ii)  if a partnership, association, limited liability company or other entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such person or by one or more Subsidiaries of such person.

        For purposes of this Agreement, the Company and its Subsidiaries shall be deemed to own a majority ownership interest in a partnership, association, limited liability company or other entity if the Company and its Subsidiaries is allocated a majority of partnership, association, limited liability company or other entity gains or losses or shall control the general partner or managing member or managing director of such entity.

        "Target Performance Level" shall mean the target performance goal upon which the Incentive Bonus shall be calculated for any year, as set forth in Section 6(c)(i) hereof.

        "Termination Date" shall mean the last day of the Executive's employment with the Company and its Subsidiaries, including, without limitation, the last day of any Term of Employment that is not renewed for any reason.

        "Term of Employment" is defined in Section 2(a).

        "Threshold Performance Level" shall mean the minimum performance goal that will entitle the Executive to an Incentive Bonus for any year, as set forth in Section 6(c)(i) hereof; provided, however, that the Threshold Performance Level will not exceed 95% of the Target Performance Level.

        2.    Employment.

          (a)  As of the Effective Date, the Company will continue to employ the Executive and the Executive will continue in the employment of the Company according to the terms of this Agreement for the period set forth in this Section 2, in the positions set forth in Section 3. The term of employment under this Agreement (the "Term of Employment") will be for the period beginning as of the Effective Date and ending on December 31, 2004, unless earlier terminated as provided in Section 10.

          (b)  If both parties to this Agreement agree in writing to such extension at least thirty days prior to the expiration of the then-current Term of Employment (each such date an "Extension Date") and if the Term of Employment has not otherwise been terminated under the terms of this Agreement, then the Term of Employment shall be extended for additional successive one-year periods.

        3.    Position and Duties.    During the Term of Employment, the Executive will serve as the Chairman of the Board, and President and Chief Executive Officer of the Company, and will have such duties, functions, responsibilities and authority as are consistent with the Executive's position as the senior executive officer in charge of the general management, business and affairs of the Company, subject to the supervision of the Board.

        4.    Place of Performance.    In connection with his employment during the Term of Employment, the Executive will be based at the corporate headquarters of the Company currently located at 440 Ninth Avenue, New York, New York, but subject to relocation at the mutual written agreement of the Executive and the Board.

        5.    Interpretation of this Agreement.    Under no circumstances shall the terms of this Agreement be interpreted to provide the Executive with less valuable or lower compensation or less valuable or fewer benefits than were provided under the 1997 Employment Agreement as amended on or prior to June 16, 2002.

        6.    Compensation and Related Matters.

          (a)  Base Salary.    The Executive will receive an annual base salary (the "Base Salary"), payable in accordance with the Company's payroll practice for senior executives. As of the Effective Date, the Base Salary shall be $750,000. As of January 1, 2003, the Base Salary shall be increased to $850,000. Otherwise, during the Term of Employment, the Base Salary may be increased, but not decreased, in the discretion of the Board; provided, however, that on January 1, 2004 and on the date following the last day of each subsequent 12-month period beginning thereafter, the rate of Base Salary for the 12-month period beginning on such date will be not less than that in effect immediately prior to such date and will be increased by the percentage increase in the Consumer Price Index For All Items For All Urban Consumers respecting New York, New York, as published by the United States Department of Labor, Bureau of Labor Statistics for the 12-month period preceding such date.

          (b)  Benefits.    During the Term of Employment, the Executive will be entitled to the following Company-paid benefits:

            (i)    $50,000 per year for club memberships and expenses related to such memberships;

            (ii)  an annual allowance of $25,000 for the costs and expenses associated with personal financial planning, tax planning, legal fees and related matters;

            (iii)  payment of reasonable legal fees (which in no event shall exceed $35,000), plus related expenses incurred, with respect to the drafting, negotiation and execution of this Agreement (exclusive of any amendments to this Agreement);

            (iv)  such health, dental, life and disability insurance coverage and other similar benefits as the Company provides to its senior executive employees generally;

            (v)  a minimum of four weeks of paid vacation per calendar year; and

            (vi)  an automobile allowance of up to $850 per month, plus reimbursement for expenses incurred by the Executive in connection with the operation of such automobile; provided that the Company will report on the Executive's IRS Form W-2 any portion of such allowance or expenses as required pursuant to the Code and the regulations thereunder.

          (c)  Annual Incentive Bonus.

            (i)    The Company shall pay the Executive an annual Incentive Bonus based on the achievement of annual performance goals that are mutually agreed each year by the Executive and the Board (the "Incentive Bonus"). The measure of the Company's performance during any year will include the cost of the Incentive Bonus payable with respect to such year. Such performance goals and the corresponding amount of the Incentive Bonus earned will be as follows:

Performance Goal Attained	Incentive Bonus Amount
Less than Minimum Performance Level	$0
Minimum Performance Level but Less than Target Performance Level	50% of Base Salary
Target Performance Level but Less than Maximum Performance Level	100% of Base Salary
Maximum Performance Level or Higher	200% of Base Salary

            (ii)  The Incentive Bonus amount will be calculated based on the Base Salary in effect at the time the Incentive Bonus is actually paid.

            (iii)  The Executive and the Company hereby acknowledge that each party has agreed on the performance levels applicable to calendar year 2002.

            (iv)  Any Incentive Bonus payable to the Executive will be paid within a reasonable time after the end of each relevant calendar year, but in no event later than 120 days following the end of such year.

          (d)  1998 Split Dollar Life Insurance Policy.    The Executive will continue to be a beneficiary of the Company's 1998 Split Dollar Life Insurance Policy for Executives according to the same terms applicable to other executives of the Company who are beneficiaries of the Policy.

          (e)  Long-Term Cash Target Award.    Subject to the Executive's continued employment with the Company, and provided that the Target Performance Level is met or exceeded for each of calendar years 2003 and 2004, the Company shall pay the Executive a lump-sum cash amount of $975,000 (the "Long-Term Cash Target Award") as soon as practicable after the financial results for calendar year 2004 are released, but in no event more than 30 days after such financial results are released.

          (f)    Gross-Up for Imputed Income.    If at any time, whether during the Term of Employment or thereafter, the Executive (or the Executive's Beneficiary or estate) (collectively, the "Recipient") becomes liable for any income tax on any Non-Cash Benefit (as defined below), the Company shall pay to the Recipient such amount as will leave the Recipient in the same position after-tax and after receipt of such payment as such Recipient would have been had such Non-Cash Benefit not been subject to income tax; provided, however, that the Executive will be obligated reimburse to the Company any future tax benefit he receives by reason of the Company's compliance with this Section 6(f) at the time that the Executive receives such benefit. For purposes of this subsection 6(f), "Non-Cash Benefit" shall mean any compensation or benefit to which the Recipient is entitled under Sections 6(d), 9 or 11 of this Agreement which is not paid in cash or marketable property in the tax year in which such income is imputed (including equity of the Company or options to acquire such), including, without limitation, any income imputed to the Executive in connection with the lapse of his collateral assignment obligations under Section 9(e) below. The parties to this Agreement acknowledge and agree that this Section 6(f) is not intended, and shall not be interpreted, to provide the Executive with any compensation or benefit that is otherwise provided under Section 9(f) below.

          (g)  Expenses.    The Company will promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties to the Company upon submission of proper documentation therefor.

        7.    Terms Applicable to the DLJ Note and Company Notes.

          (a)  Outstanding Notes.    The parties hereto acknowledge and agree that, as of the Effective Date, the Executive has (i) outstanding loan obligations to Credit Suisse First Boston ("CSFB") under the DLJ Note and other notes, and (ii) outstanding loan obligations to the Company under the Company Note and other notes.

          (b)  Settlement and Forgiveness of Notes.    In the event that at any time on or after December 31, 2001, either (i) Executive's employment is terminated (A) by the Company without Cause, (B) due to the Executive's death or Disability or (C) by the Executive with Good Reason; (ii) a Sale of the Company occurs; or (iii) the Executive's employment is terminated by the Company by reason of notice from the Company of non-renewal of the Employment Term, the Company hereby agrees to the following:

            (A)  with respect to the DLJ Note and any other outstanding notes between the Executive and DLJ or its successors (collectively, the "Aggregate DLJ Notes"), the Company shall either pay on behalf of the Executive, or assume from the Executive, 100% of any interest and principal balance owed by the Executive as of either the Termination Date or the date of the Sale of the Company, as applicable; and

            (B)  with respect to the Company Note and any other outstanding notes between the Executive and the Company or its successors, including, without limitation, the note for two million dollars dated November 9, 1998 between the Executive and the Company (collectively, the "Aggregate Company Notes"), the Company shall forgive 100% of any interest and principal balance owed by the Executive as of either the Termination Date or the date of the Sale of the Company, as applicable.

          (c)  Collateral for the DLJ Note.    (i) Except as provided in Section 7(c)(ii) below, with respect to any collateral the Executive has assigned under the Agreement or any other promissory note or other document as a security interest with respect to the DLJ Note, the parties hereby acknowledge and agree that, as of May 21, 2001, CSFB waived and relinquished any and all rights it had with respect to such collateral and that the Executive has unencumbered rights to all assets that, prior to such date, were assigned as a security interest with respect to the DLJ Note.

            (ii)  Notwithstanding the terms of Section 7(c)(i) above, the Executive hereby agrees that CSFB shall retain as a security interest with respect to the unpaid portion of the DLJ Note, a portion of the Performance Option (as defined in the 1997 Employment Agreement) exercisable for 50,000 shares of Company common stock (together with all shares, dividends, cash, instruments and other property from time to time received or otherwise distributed in respect of or in exchange for any or all such portion of the Performance Option, the Non-Qualified Performance Option Agreement as it applies to such portion of the Performance Option, and all rights of the Executive pursuant to such agreement).

        8.    2002 Stock Option Grant.    The Executive and the Company hereby acknowledge and agree that the Company has authorized the grant to the Executive of the stock option described in this Section 8. Accordingly, to the extent that it has not yet done so, as soon as practicable after the Effective Date, the Company shall grant the Executive a nonqualified stock option under the 1997 Equity Participation Plan of Duane Reade Holding Corp., as amended, exercisable for 282,550 shares of Common Stock (the "2002 Option"), in accordance with the terms of this Section 8. The date of grant of the 2002 Option shall be February 13, 2002 (the "Grant Date") and the exercise price shall be $26.65 per share. The 2002 Option will become vested with respect to 94,184 shares on the first anniversary of the Effective Date and with respect to an additional 94,183 shares on each of the second and third anniversaries of the Grant Date. In the event that the Executive's employment is terminated by the Company without Cause, by the Executive for Good Reason, due to the Executive's death or Disability or due to either party's failure to agree to renew the Term of Employment prior to the third anniversary of the Grant Date, the unvested portion of the 2002 Option will become immediately vested and exercisable on the Termination Date. Any vested portion of the 2002 Option will remain exercisable until the tenth anniversary of the Effective Date.

        9.    Supplemental Executive Retirement Plan.

          (a)  Establishment of the SERP.    The Company will establish a Supplemental Executive Retirement Plan (the "SERP") which will provide the Executive (or in the event of the Executive's earlier death, his Beneficiary) with an annual payment (the "SERP Payment") payable during his Actuarial Life Expectancy, calculated as of the date of the first payment described in Section 9(b) below, equal to 50% of the Earnings Amount plus an additional 2% of the Earnings Amount for each full or partial year that the Executive provides services to the Company, as an employee or in any other capacity in which he is actively engaged by the Company as a director or consultant, after his 60th birthday (the "Aggregate SERP Payment"); provided, that the Executive devotes an aggregate of at least 40 hours per month to providing such services. The Company shall recalculate the SERP Payment annually with respect to any period on or after January 1, 2005 during which the Executive continues to provide services to the Company in order to take into account such continued service.

          (b)  Entitlement to SERP Payment.    Subject to Section 9(g) below, the SERP Payment will begin to be paid to the Executive upon the earlier of (i) the first day of the month following the month in which the Executive attains (or in the event of his earlier death, would have attained) age 65 and (ii) the third anniversary of the Termination Date.

          (c)  Split Dollar Life Insurance Policy.

            (i)    As soon as practicable after the Effective Date, the Company shall purchase or enhance a split dollar life insurance policy (the "SDLIP"). At the time that the SERP Payment becomes payable by the Company to the Executive under the terms of this Agreement, the SDLIP shall yield an annual payment equal to the value of the SERP Payment. The parties hereto agree that, under the terms of this Agreement and the SDLIP, the annual payment shall be paid directly to the Executive and the Company shall have no right to the annual payment or any portion thereof. The Company shall be required to make annual premium payments on the SDLIP. The SDLIP will be owned by the Executive but, subject to provisions set forth in Section 9(e) below, the SDLIP and this Agreement shall require the Executive to collaterally assign to the Company a portion of the SDLIP (the "Company Portion") equal to the aggregate value, at any time, of the premium payments paid by the Company plus interest on such premium payments which shall accrue at a rate of 3% per annum compounded annually. The Company and the Executive shall agree regarding the treatment of any value allocated to the Executive and his estate under the SDLIP at the time of the Executive's death and the terms of such agreement shall be set forth in the SDLIP.

            (ii) The Company, in consultation with the Executive, shall: (A) determine the projected investment income the SDLIP must earn in order to meet the SERP Payment obligations, (B) conduct an annual review of the performance of such SDLIP investments against the target performance goals, and (C) meet any short fall by paying an additional premium on the SDLIP.

            (iii)  The Executive (or, after the Executive's death, his Beneficiary), in his sole discretion and at his election, may purchase the Company's interest in the SDLIP by paying the Company an amount equal to the Company Portion that is collaterally assigned to the Company by the Executive (such amount to be determined without regard to any lapse of the Executive's collateral assignment obligations under Section 9(e) below, provided that the value of any obligation of the Company under the SDLIP that has not been met by the Company on the purchase date shall be subtracted from the purchase price, but only to the extent that such obligation of the Company is thereupon extinguished).

          (d)  Prepayment of Premium.    In addition to the requirements set forth in Section 9(a) through Section 9(c) above, within thirty calendar days after the first occurrence, if any, of any of the following:

            (i)    any Sale of the Company;

            (ii)  the termination of the Executive's employment for any reason;

            (iii)  the failure to renew the Term of Employment for any reason;

            (iv)  the Executive's 65th birthday;

            (v)  the Company offers the Executive the Annual Post-2004 Enhancement, effective as of January 1, 2005, and the Executive has agreed to extend the term for an additional one-year period according to such terms; or

            (vi)  the ninetieth day following the Company's failure to meet any of its premium payment obligations under Section 9(c) above if on such day the Company has not yet met such obligations;

  the Company shall pay all premiums that are then payable with respect to the SDLIP and prepay the projected amount of all future premiums as determined by the insurance company underwriting the SDLIP (the "Insurance Provider") at the time the prepayment requirement is triggered under this Section.

          (e)  Failure to Meet Obligations; Financial Distress.    (i) If, at any time, the Company fails to meet its obligations under Section 9(c)(ii)(A), (B) or (C) or Section 9(d) above, and the portion of the SDLIP that is not the Company Portion (the "Executive Portion") is less than the projected total of the SERP Payments (as determined by the Insurance Provider at any time, the "Coverage Amount", and the excess of the Coverage Amount over the Executive Portion is hereinafter referred to as the "Unsecured SERP Portion"), then the Executive's obligation to collaterally assign such amount of the Company Portion of the SDLIP as is equal to the Unsecured SERP Portion will lapse; provided, however, that if, within the 180-day period after the Executive's collateral assignment obligation lapses, the Company cures any such failure (which cure, in the case of Sections 9(c)(ii)(C) or 9(d) shall be accomplished by the Company's paying the accelerated premium obligations as set forth in Section 9(d) in the amount required to satisfy all future obligations under the SDLIP) the Executive's obligation to collaterally assign the full amount of the Company Portion of the SDLIP shall be reinstated.

            (ii)  In addition, the Executive's obligation to collaterally assign the Unsecured SERP Portion shall cease in the event that at any time on or after a Termination Date, the

    Company's credit rating drops to a B minus rating (or below) according to Standard & Poor's Rating Services or an equivalent rating according to Moody's Investors Service Inc.

            (iii)  At the time the Executive receives any portion of the SERP Payment as provided under this Agreement, the Executive shall, at the election of the Company, either (A) collaterally assign to the Company such portion of the SDLIP as will leave Executive's remaining security interest in the SERP equal to the remaining Coverage Amount or (B) take such other actions as the Company and the Executive agree.

          (f)    Potential Adverse Tax Consequences.    (i) The Company and the Executive acknowledge and agree that, after the Effective Date, the provisions of the Code relating to the taxation of split-dollar life insurance may be amended so as to have the effect of decreasing the relative tax benefit (or increasing the relative tax cost) to the Executive of funding the SERP Payment through the SDLIP as compared with paying the SERP Payment to him without funding through the SDLIP (such amendment a "Tax Law Change"). In the event that the Executive believes that a Tax Law Change has become effective, the Executive may provide the Company with written notice thereof (the "Tax Notice") accompanied by an opinion of nationally recognized tax counsel in sufficient detail to permit the Company to provide the Company Response described in the next sentence. Within twenty business days after the Company receives a Tax Notice, the Company shall provide the Executive with a written response (the "Company Response") in which it either agrees or disagrees with the position set forth in the Tax Notice.

            (ii)  If the Company Response agrees with the Tax Notice then the Company Response shall offer either to (A) increase the premiums paid under the SDLIP in a manner that shall offset the adverse tax consequences suffered by the Executive (the "Premium Election"), or (B) pay the Executive a lump-sum cash amount (the "Payout Election") equal to the present value of the SERP Payment based on the average interest rate on ten year United States Treasury Securities during the twelve-month period prior to the Company Response (such value, calculated at any time on the basis of such interest rate for the prior twelve months and the then remaining SERP Payments plus the amount of any tax obligations of the Executive induced by the lapse of any portion of the Executive's collateral assignment obligations, the "Present Value Amount"). The Present Value Amount shall be based on the terms of the Code in effect at the time payment, if any, is made to the Executive. If the Company elects the Premium Election, the Executive and the Company shall attempt to agree on the amount of the increased premium. If, within twenty business days following Executive's receipt of the Company Response, the Company and the Executive have been unable to agree on the amount of the increased premium then, at the Company's election, the Company shall either (A) provide the Executive with an offer to receive the Payout Election or (B) the Executive and the Company shall mutually agree on a nationally recognized independent accounting firm that will, with the assistance of the insurance company underwriting the SDLIP and at the expense of the Company, determine the increased premium amount, which determination will be final and binding on the Executive and the Company. If, within twenty business days after his receipt of the Company Response, the Executive has not provided the Company with written notice accepting the Company's offer, the SDLIP will continue to be subject to the terms of this Agreement, as set forth above and the Company shall have no further obligation with respect to such Tax Notice.

            (iii)  If the Company Response does not agree with the Tax Notice then the Company and the Executive shall attempt to resolve the matter among themselves. If no such resolution has been achieved after ten business days, the Company and the Executive shall mutually agree on a nationally recognized independent accounting firm that will make the following determination (the "Independent Determination"): (A) whether or not a Tax Law Change has occurred and (B) if such a Tax Law Change has occurred, the adverse impact, if any, on the

    Executive of the Tax Law Change. The Independent Determination will be final and binding on both the Company and the Executive. If the Independent Determination acknowledges the occurrence of a Tax Law Change with an adverse impact on the Executive, within twenty business days after the Company receives the Independent Determination, the Company will offer the Executive either the Premium Election or the Payout Election in accordance with Section 9(f)(ii) above. Otherwise, the SDLIP will continue to be subject to the terms of this Agreement, as set in Sections 9(a) through 9(e) above and the Company shall have no further obligation with respect to such Tax Notice if the Independent Determination either does not recognize a Tax Law Change or does not recognize that any Tax Law Change will impact the Executive adversely.

            (iv)  The Company and the Executive agree that if solely by reason of the Executive's receipt of the Present Value Amount the Executive incurs tax in addition to income or capital gains tax (an "Additional Tax Amount"), the Company shall pay the Executive the Additional Tax Amount plus such additional amount (the "Supplemental Payment") as will leave the Executive in the same position after-tax and after receipt of such payment as the Executive would have been had such Additional Tax Amount not been payable by the Executive; provided, however, that the Executive will be obligated reimburse to the Company any future tax benefit he receives by reason of the Company's payment of the Supplemental Payment at the time that the Executive receives such benefit.

          (g)  The Sarbanes-Oxley Act.    (i) The parties hereto acknowledge and agree that, after consultation with their respective legal counsel, they have mutually concluded that the provisions of this Section 9 pertaining to the satisfaction of the Company's SERP Payment obligations through the SDLIP do not violate the Sarbanes-Oxley Act of 2002 (the "SO Act"). The parties acknowledge that (x) they mutually agreed to make the SERP Payment through the SDLIP during May 2002 and (y) the SDLIP is not intended to constitute a loan to the Executive and shall not, by its terms, include any features of a loan from the Company to the Executive. However, because of the inherent uncertainty regarding how the SO Act will be interpreted in the future and the lack of any guidance whatsoever in this regard, the parties hereto agree that if, during the Term of Employment, the Company's legal counsel concludes that the terms of this Section 9 violate the SO Act, written notice of such determination shall be provided to the Executive and as of the date he receives such notice, Sections 9(c) through (f) shall be deemed void ab initio, subject to the provisions of Section 9(iv) below. During the thirty-day period beginning on the date that the Executive receives such notice from the Company (subject to such extensions as may be mutually agreed by the parties) (the "Renegotiation Period"), the Company and the Executive will use their reasonable best efforts to agree upon an alternative mechanism through which the Company shall comply with its SERP Payment obligations as set forth in this Agreement. If, at the end of the Renegotiation Period, the parties have not reached an agreement in this regard, the terms of Sections 9(g)(ii) and 9g(iii) below shall apply.

            (ii)  As of the end of the Renegotiation Period and, if applicable, during the remaining Term of Employment on or before the 15th day of January each year and on or before the Termination Date, the Company shall, for the benefit of the Executive, either purchase a surety bond or enhance the value of a currently effective surety bond in such amount as is necessary to ensure that as of the last day of the Term of Employment or, if the Term of Employment has already expired, the end of the Renegotiation Period, the value of the surety bond or surety bonds will be sufficient to provide the Executive and, if applicable his Beneficiary, with the same benefits as the Executive, and if applicable, his Beneficiary, would have received had the SERP become fully funded based on the Actuarial Present Value as of the first occurrence of any of the events described in Section 9(d) above.

            (iii)  If, for any reason, the Company does not comply with Section 9(g)(ii) above, the terms of this Section 9(g)(iii) shall apply.

              (A)  If, for any reason, the Company has not complied with Section 9(g)(ii) above on or before the end of the Renegotiation Period, within thirty days after the end of such Renegotiation Period, the Company shall pay the Executive a lump sum cash amount equal to the Actuarial Present Value of the Aggregate SERP Payment, calculated based on the assumption that the Executive's employment terminated as of the earlier of (I) the Termination Date and (II) the last day of the Renegotiation Period (the "Initial Payout Amount"). In addition to the Initial Payout Amount, the Company shall pay to the Executive such amount as will leave the Executive in the same position after- tax and after receipt of such payment as the Executive would have been had the Initial Payout Amount not been subject to income tax; provided, however, that the Executive will be obligated reimburse to the Company any future tax benefit he receives by reason of the Company's compliance with this Section 9(g)(iii)(A) at the time that the Executive receives such benefit.

              (B)  In addition, if at any time during the Term of Employment the Company either becomes obligated to pay the Initial Payment Amount, or has not complied fully with its obligations under Section 9(g)(ii) above, then, as of the Termination Date, the Company shall pay the Executive a lump sum cash amount equal to the excess, if any, of the Actuarial Present Value of the Aggregate SERP Payment as of the Termination Date over the Initial Payment Amount. In addition to any Final Payout Amount, the Company shall pay to the Executive such amount as will leave the Executive in the same position after-tax and after receipt of such payment as the Executive would have been had such Final Payout Amount not been subject to income tax; provided, however, that the Executive will be obligated reimburse to the Company any future tax benefit he receives by reason of the Company's compliance with this Section 9(g)(iii)(B) at the time that the Executive receives such benefit.

            (iv)  In the event that a Renegotiation Period occurs, the Executive shall, subject to applicable law, retain his rights to the Executive Portion of the SDLIP until the Company complies with all of its then current obligations under this Agreement, as in effect on the last day of the Renegotiation Period. As soon as practicable after the date that the Company complies with such obligations, the Executive shall transfer to the Company his rights to the Executive Portion of the SDLIP.

        9.    Termination.    Other than by virtue of the expiration of the Term of Employment, the Executive's employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

          (a)  Death.    The Executive's employment hereunder will terminate upon his death.

          (b)  Disability.    If the Company determines in good faith that the Disability of the Executive has occurred during the Term of Employment, the Company may give the Executive written notice in accordance with Section 10(g) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company will terminate effective on the 30th day after receipt of such notice by the Executive, provided that within 30 days after such receipt, the Executive will not have returned to full-time performance of his duties.

          (c)  Cause.    The Company may terminate the Executive's employment hereunder for Cause.

          (d)  Without Cause.    The Company may terminate the Executive's employment hereunder without Cause upon 30 days' written notice.

          (e)  Good Reason.    The Executive may terminate his employment hereunder for Good Reason upon 30 days' written notice.

          (f)    Without Good Reason.    The Executive may terminate his employment hereunder without Good Reason upon 30 days' written notice.

          (g)  Notice of Termination.    Except for a termination in connection with the expiration of the Term of Employment, any termination of the Executive's employment hereunder by the Company (or by the Executive pursuant to Section 10(e) or 10(f)) will be communicated by a notice of termination to the Executive (or to the Company, as appropriate). For purposes of this Agreement, a "notice of termination" will mean a written notice which: (i) indicates the specific termination provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision indicated, and (iii) specifies the effective date of the termination.

        11.    Severance Benefits/Sale of the Company.

          (a)  Without Cause, With Good Reason or by Reason of Non-Renewal.    If the Executive's employment with the Company is terminated for any of the following reasons, the Company shall provide the Executive with the severance benefits described below, beginning on the Termination Date: (x) the Company terminates the Executive's employment without Cause; (y) the Executive resigns with Good Reason; or (z) as of the first Extension Date occurring under this Agreement, the Company has not offered the Executive the Annual Post-2004 Enhancement and the Executive does not agree to renew the Term of Employment as of such Extension Date,

            (i)    The Company will pay the Executive his Base Salary through the Termination Date and any accrued but unpaid Incentive Bonus payable to the Executive pursuant to Section 6(c) for the most recently completed calendar year prior to the Termination Date. Amounts payable under this Section 11(a)(i) will be paid at such time or times as the Executive would have received such amounts had he not terminated employment, or such earlier time as required by applicable law.

            (ii)  The Company will pay the Executive an amount (the "Severance Amount") equal to the product of:

              (A)  the Earnings Amount and

              (B)  five.

    Twenty-Five (25) percent of the Severance Amount will be paid to the Executive in a lump sum cash amount as soon as practicable after the Termination Date, but in no event more than ten calendar days thereafter. The remainder of the Severance Amount shall be paid to the Executive during the Continuation Period in substantially equal installments in accordance with the Company's standard payroll practices. In addition, in consideration for the covenant set forth in Section 11(a)(iii) below, and in order to compensate Executive for some or all of Executive's income taxes payable by him in connection with the Severance Amount, the Company shall pay the Executive an additional amount equal to 60% of the Severance Amount, which additional amount shall be paid by the Company with respect to each portion of the Severance Amount paid to the Executive immediately after the Termination Date and during the Continuation Period

            (iii)  In the event that the Executive becomes entitled to receive the Severance Amount, the Executive hereby agrees that beginning on the Termination Date and continuing until the fifth anniversary of the Termination Date, he will not provide services to, be employed by, or act as a consultant or lender to or in association with, or as a director, officer, employee, partner, owner, joint venturer, member or otherwise of any person, firm, corporation, partnership, limited liability company, association or other entity that competes with the Company in any geographic area then served by the Company (other than beneficial ownership of up to 2% of the outstanding voting stock of a publicly traded company that is or owns such a competitor).

            (iv)  Benefits.    The Company shall provide the Executive with continuing health, dental, disability and life insurance and other similar benefits as the Company provides to its senior executives generally (and at the levels in effect immediately prior to the Termination Date) without cost to him during the Continuation Period; provided that the Company's obligation to continue such disability and life insurance coverage will cease at such time as the Executive secures other employment and its obligation to continue such health, dental (and any other) insurance benefits coverage will cease at such time as the Executive secures other employment and is eligible for coverage under another employer's comparable health, dental (and any other) insurance benefits plan or program. All other benefits shall cease upon the Termination Date except as specifically provided otherwise in this Agreement.

            (v)  Stock Options.    Any unvested stock options held by the Executive as of the Termination Date shall become immediately vested and exercisable as of such date, including, without limitation, any unvested portion of the 2002 Option.

            (vi)  Long-Term Target Award.    Provided that prior to the Termination Date, any applicable Target Performance Level has been met or exceeded, the Company shall pay the Executive the full Long-Term Cash Target Award as soon as practicable after such Termination Date, but in no event more than 30 days thereafter.

          (b)  Sale of the Company.    In the event of a Sale of the Company, on the date of any such sale, the Executive shall become entitled to receive all compensation and benefits described in Section 11(a) above in the same manner and to the same extent as if his employment had been terminated by the Company without Cause on such date, regardless of whether his employment with the Company continues after the date of the Sale of the Company; provided, however, that in the event that a Sale of the Company occurs prior to the Termination Date, the Executive acknowledges and agrees that upon his termination of employment for any reason after a Sale of the Company, he will not be entitled to severance benefits that are in addition to those set forth in this Section 11(b) either under this Agreement or under any severance arrangement of a successor.

          (c)  For Cause or Without Good Reason.    If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Company shall provide the Executive with the amounts described below:

            (i)    Accrued Base Salary and Incentive Bonus.    The Company will pay the Executive his Base Salary through the Termination Date at such time or times as the Executive would have received such amounts had he not terminated employment, or such earlier time as required by applicable law. The Executive will not be entitled to any Incentive Bonus that is unpaid as of the Termination Date.

            (ii)  Benefits.    The Executive shall be entitled to the benefits described in Section 5(b) of the 1997 Employment Agreement in the manner and to the same extent as if his employment had been terminated by the Company without Cause.

            (iii)  Stock Options.    Any unvested stock options awarded to the Executive prior to the time that the 2002 Option was awarded will immediately vest and become exercisable as of the Termination Date. All other unvested stock options held by the Executive will lapse and become void as of the Termination Date.

          (d)  Death or Disability.    If the Executive's employment is terminated by reason of his death or Disability:

            (i)    Accrued Base Salary and Incentive Bonus.    The Company will pay the Executive or his estate his accrued Base Salary through the Termination Date and any accrued but unpaid Incentive Bonus payable to the Executive pursuant to Section 6(c) for the most recently completed calendar year prior to the Termination Date, at such time or times as the Executive would have received such amounts had he not terminated employment, or such earlier time as required by applicable law.

            (ii)  Pro Rata Bonus.    The Company will pay the Executive or his estate a pro rata portion of the Incentive Bonus, if any, that would have been payable to the Executive with respect to the year in which occurs the Termination Date (the "Pro Rata Bonus") equal to the product of:

              (A)  the Incentive Bonus that would have been payable pursuant to Section 6(c) for such year; and

              (B)  the ratio of the number of days elapsed prior to the Termination Date in the calendar year in which such event occurs to 365. The Pro Rata Bonus, if any, will be paid at such time as the Executive would have received the Incentive Bonus, if any, for such year had he not terminated employment.

            (iii)  Benefits.    All benefits shall cease upon the Termination Date except as specifically provided otherwise in this Agreement.

            (iv)  Stock Options.    Any unvested stock options held by the Executive as of the Termination Date shall become immediately vested and exercisable as of such date, including, without limitation, any unvested portion of the 2002 Option.

            (v)  Long-Term Target Award.    Provided that prior to the Termination Date, any applicable Target Performance Level has been met or exceeded, the Company shall pay the Executive (or his Beneficiary, as applicable) the full Long-Term Cash Target Award as soon as practicable after such Termination Date, but in no event more than 30 days thereafter.

          (e)  Termination for Any Reason.    In addition to the other compensation and benefits described in this Section 11, as of the Termination Date, regardless of the reason for the termination of the Executive's employment hereunder, the Executive will continue to be entitled to receive the benefits described under Sections 6(d), 6(f), 7, 9, and 12 of this Agreement.

        12.    Gross-Up; Section 280G of the Code.

          (a)  General.    Notwithstanding anything herein to the contrary, if it is determined that any portion of the Payments (as hereinafter defined) provided in this Agreement would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an "Excise Tax"), then the Executive shall be entitled to an additional cash payment (a "Gross-Up Payment") in an amount that will place the Executive in the same after-tax economic position that the Executive would have enjoyed if the Excise Tax had not applied to the Payment. The amount of the Gross-Up Payment shall be determined by a nationally recognized accounting firm agreed upon by Executive and the Company (the "Accounting Firm"). No Gross-Up Payments shall be payable hereunder if the Accounting Firm determines that the Payments are not subject to an Excise Tax. The Accounting Firm shall be paid by the Company for services performed under this Agreement.

          "Payment" means (i) any amount due or paid to the Executive under this Agreement, (ii) any amount that is due or paid to the Executive under any plan, program or arrangement of the Company and its subsidiaries, and (iii) any amount or benefit that is due or payable to the Executive under this Agreement or under any plan, program or arrangement of the Company and its subsidiaries or affiliates not otherwise covered under clause (i) or (ii) hereof which must reasonably be taken into account under Section 280G of the Code and the regulations pertinent thereto in determining the amount of the "parachute payments" received by the Executive, including, without limitation, any amounts which must be taken into account under the Code and regulations as a result of the acceleration of the vesting of any stock options held by the Executive as of the Effective Date, the 2002 Option and any other equity compensation that the Executive may receive in the future.

          (b)  Determination of Gross-Up Payment.    Subject to the provisions of Section 12(c), all determinations required under this Section 12, including whether a Gross-Up Payment is required, the amount of the Payments constituting excess parachute payments, and the amount of the Gross-Up Payment, shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Executive and the Company within fifteen days of any date reasonably requested by the Executive or the Company on which a determination under this Section 12 is necessary or advisable. The Company shall pay the Executive in cash the initial Gross-Up Payment within 5 days of the receipt by the Executive and the Company of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Company shall cause the Accounting Firm to provide the Executive with an opinion that the Accounting Firm has substantial authority under the Code and regulations promulgated thereunder not to report an Excise Tax on the Executive's federal income tax return. Any determination by the Accounting Firm shall be binding upon the Executive and the Company. If the initial Gross-Up Payment is insufficient to completely place the Executive in the same after-tax economic position that the Executive would have enjoyed if the Excise Tax had not applied to the Payments (hereinafter an "Underpayment"), the Company, after exhausting its remedies under Section 12(c) below, shall promptly pay the Executive in cash an additional Gross-Up Payment in respect of the Underpayment.

          (c)  Procedures.    The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notice shall be given as soon as practicable after the Executive knows of such claim and shall appraise the Company of the nature of the claim and the date on which the claim is requested to be paid. The Executive agrees not to pay the claim until the expiration of the thirty-day period following the date on which the Executive notifies the Company, or such shorter period ending on the date the taxes with respect to such claim are due (the "Notice Period"). If the Company notifies the Executive in writing prior to the expiration of the Notice Period that it desires to contest the claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to the claim; (ii) take such action in connection with the claim as the Company may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to the Executive; (iii) cooperate with the Company in good faith in contesting the claim; and (iv) permit the Company to participate in any proceedings relating to the claim. The Executive shall permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim. If requested by the Company, the Executive agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and pursue a refund, the Company shall advance the amount of such payment to the Executive on an after-tax and interest-free basis (the "Advance"). The Company's control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority. If the Company does not notify the Executive in writing prior to the end of the Notice Period of its desire to contest the claim, the Company shall pay the Executive in cash an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and the Executive agrees to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.

          (d)  Repayments.    If, after receipt by the Executive of an Advance, the Executive becomes entitled to a refund with respect to the claim to which such Advance relates, the Executive shall pay the Company the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by the Executive of an Advance, a determination is made that the Executive shall not be entitled to any refund with respect to the claim and the Company does not promptly notify the Executive of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by the Executive and the amount thereof shall offset the amount of the additional Gross-Up Payment then owing to the Executive.

          (e)  Further Assurances.    The Company shall indemnify the Executive and hold the Executive harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by the Executive with respect to the exercise by the Company of any of its rights under this Section 12, including, without limitation, any Losses related to the Company's decision to contest a claim or any imputed income to the Executive resulting from any Advance or action taken on the Executive's behalf by the Company hereunder. The Company shall pay all legal fees and expenses incurred under this Section 12, and shall promptly reimburse the Executive for the reasonable expenses incurred by the Executive in connection with any actions taken by the Company or required to be taken by the Executive hereunder. The Company shall also pay all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 12(b).

        13.    Representations of the Executive and the Company.

          (a)  Executive's Representation.    The Executive represents that he is under no contractual or other legal constraint which would prevent him from executing this Agreement or carrying out in full his responsibilities hereunder. The Executive indemnifies the Company from any cost, loss, liability, damage or expense (including attorneys' fees) which it may incur by reason of any breach of the representation set forth in this Section 13.

          (b)  The Company's Representation.    The Company represents that it is not a party to any agreement, including without limitation any stockholders agreement, the terms of which would be violated by the Company's execution of this Agreement.

        14.    Non-Disclosure of Confidential Information.

          (a)  Acknowledgement.    The Executive acknowledges that during his employment he will have access to confidential or secret plans, programs, documents, agreements, internal management reports, financial information or other material relating to the business, services or activities of the Company, including, without limitation, information with respect to the Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, and trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of the Company (collectively referred to as "Confidential Information"). The Executive acknowledges that such Confidential Information as is acquired and used by the Company is a special, valuable and unique asset of the Company. In addition, all records, files and other materials obtained by the Executive in the course of his employment with the Company will remain the property of the Company.

          (b)  Non-Disclosure.    Except as required in the faithful performance of the Executive's duties hereunder, the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any Confidential Information or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information; provided, however, that no information otherwise in the public domain (other than by an act of the Executive in violation hereof) shall be considered Confidential Information. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets, and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

          (c)  Return of Property.    Upon termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings,

  manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company's customers, business plans, marketing strategies, products or processes which are Company property, or which are non-public or which contain Confidential Information.

        15.    Non-Competition and Non-Solicitation.

          (a)  Non-Competition.    Subject to Section 15(d) below, in consideration of his employment hereunder, and in view of the confidential position to be held by the Executive hereunder, during the Term of Employment and through the one-year period commencing on the Termination Date, the Executive shall not, directly or indirectly without the prior written consent of the Board, be employed by, or act as a consultant or lender to or in association with, or as a director, officer, employee, partner, owner, joint venturer, member or otherwise of any person, firm, corporation, partnership, limited liability company, association or other entity that engages in the same business as, or competes with, any business actually conducted by the Company or any of its Subsidiaries in any geographic area then served by the Company or any of such Subsidiaries (other than beneficial ownership of up to 2% of the outstanding voting stock of a publicly traded company that is or owns such a competitor);

          (b)  No Solicitation of Certain Employment Opportunities.    In addition, subject to Section 15(d) below, the Executive hereby agrees that, during the Term of Employment, he will not solicit an invitation for employment in the food and drug industry from any employer other than the Company unless he first receives a written waiver of the restriction set forth in this Section 15(b) signed by either David Jaffe, the Chairman of the Compensation Committee of the Board, or his successor, or a majority of the members of the Board. The Executive further agrees that if he receives an unsolicited formal offer of employment in the food and drug industry from any employer other than the Company, he shall inform either David Jaffe, the Chairman of the Compensation Committee of the Board, or his successor, or the Board of his receipt of such offer.

          (c)  No Solicitation of Certain Persons.    In consideration of his employment hereunder and in view of the confidential position to be held by the Executive hereunder, during the Term of Employment and through the one-year period commencing on the Termination Date, the Executive will not (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, (ii) hire directly or indirectly any person who is then an employee of the Company or any of its Subsidiaries, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or such Subsidiary.

          (d)  Exceptions to Restrictions.    In the event that the Executive is terminated by the Company without Cause, resigns for Good Reason, or ceases to be employed by the Company by reason of non-renewal by the Company of the Term of Employment, the Executive will cease to be bound by Sections 15(a) and 15(c) on the Termination Date. In addition, in the event that at any time on or after the Termination Date the Company fails to meet its obligations to provide the Executive with any material compensation or benefit, the Executive will cease to be bound by Sections 15(a) and 15(c) fifteen days after the Executive has provided the Company written notice of such failure if the Company has not then met its obligations hereunder during such fifteen-day period. For purposes of clarification, if applicable, the terms of Section 11(a)(iii) will continue in effect according to such terms.

          (e)  Acknowledgement of Reasonableness.    The Executive expressly agrees that the character, duration and geographical scope of the provisions of this Section 15 are reasonable in light of the circumstances as they exist on the date hereof. If any competent court shall determine that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive's conduct that are reasonable in the light of the circumstances and that are necessary to assure to the Company the benefits of this Section 15.

        16.    Injunctive Relief.    It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 14 and 15 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 14 and 15, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

        17.    Assignment; Binding on Successors.    This Agreement will be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. The Executive agrees that the Company may assign its rights and obligations under this Agreement to any successor-in-interest. The Executive may assign his rights and obligations hereunder only with the express written consent of the Company, except that the rights under this Agreement shall inure to the benefit of the Executive's heirs or assigns in the event of his death. Except as expressly provided in this Section 17, no party may assign its rights and obligations hereunder, and any attempt to do so will be void.

        18.    Governing Law.    This Agreement will be governed and construed in accordance with the laws of the State of New York applicable to contracts to be performed entirely within such State and without regard to the choice of law provisions thereof.

        19.    Arbitration.

          (a)  Any controversy or claim arising out of or in relation to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of such employment will, to the fullest extent permitted by law, be settled by arbitration under the auspices of the American Arbitration Association ("AAA") in New York, New York, in accordance with the National Rules for the Resolution of Employment Disputes of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. Any decision rendered by the arbitrators will include specific findings of fact and conclusions of law. All fees and expenses of the arbitration (including, without limitation, each party's reasonable attorney's fees and expenses) will be paid by the losing party or parties (with such parties being jointly and severally liable therefor) or, if no party is clearly a losing party, then as may be determined by the arbitrators. Judgment upon the award rendered by the arbitrators may be entered in any court specified below.

          (b)  Notwithstanding the foregoing, this provision will not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, provided that any other relief will be pursued through an arbitration proceeding pursuant to this Section. For purposes of this Section 19(b), each party hereto irrevocably and unconditionally:

            (i)    agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Southern District of New York or, if such court does not have jurisdiction or will not accept jurisdiction, in the Supreme Court of the State of New York, New York County,

            (ii)  consents to the jurisdiction of any such court in any such suit, action or proceeding, and

            (iii)  waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

        20.    Validity.    If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision, and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from any of the parties to any other. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

        21.    Notices.    Any notice, request, claim, demand, document and other communication hereunder to any party will be effective upon receipt (or refusal of receipt) and will be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

          (a)  If to the Company, addressed to:

      David Jaffe
      Chairman of the Compensation Committee of
      Duane Reade Inc.
      c/o Centre Partners
      30 Rockefeller Plaza Suite 5050
      New York, NY 10020

    With a copy to:

      Secretary of Duane Reade
      Duane Reade
      440 Ninth Avenue
      New York, NY 10001

    With a second copy to:

      Jed Brickner, Esq.
      Latham & Watkins
      885 Third Avenue
      Suite 1000
      New York, NY 10022

          (b)  If to the Executive, to him at the address set forth below under his signature;

    With a copy to:

      Kenneth J. Laverriere, Esq.
      Shearman & Sterling
      599 Lexington Avenue
      New York, NY 10022

or at such other address as any party will have specified by notice in writing to the other parties.

        22.    No Mitigation.    The Executive shall not be required to seek other employment in order to mitigate or reduce the amounts payable to him pursuant to this Agreement following his termination of employment and, except as otherwise expressly set forth in this Agreement, no severance payment or other termination benefit will be reduced in any manner after the Termination Date as a consequence of the Executive's subsequent employment.

        23.    Continuing Effect.    Unless otherwise expressly provided herein, any provision of this Agreement that would by its terms or natural import survive the expiration of this Agreement or the termination of the Executive's employment hereunder shall also survive. Notwithstanding the foregoing, the parties hereto agree and intend that the provisions of Sections 5, 6(f), 7(b), 9, 11, 12, 13, 14, 15, 17 and 19 shall survive the termination of this Agreement and the termination of the Executive's employment hereunder.

        26.    Counterparts.    This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

        27.    Entire Agreement.    The terms of this Agreement and the other documents contemplated hereby are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement and the other documents contemplated hereby will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement; provided, however, that this Agreement will not limit or replace any additional right or benefit that may be provided to the Executive pursuant to any stockholders' agreement that governs the rights of holders of Common Stock; and provided further, that in the event of a conflict between the terms of the Employment Agreement and any such stockholders' agreement, the terms of the agreement that are least adverse to the Executive shall govern.

        28.    Amendments, Waivers.    This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Company. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply with or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

THE EXECUTIVE
Anthony Cuti 440 Ninth Avenue New York, New York 10001
DUANE READE INC.
By:	Name: Anthony Cuti Title: Chairman of the Board
By:	Name: David Jaffe Title: Chairman of the Compensation Committee of the Board of Directors
Executive's Beneficiary:

Name: Eileen Cuti Relationship: Spouse Address: 45 Ackerman Road; Saddle River, NJ 07458

Office of the Chairman, President and CEO

August 12, 2002

The Board of Directors of Duane Reade Inc.
C/O Mr. David Jaffe
Chairman of the Compensation Committee
Centre Partners
30 Rockefeller Plaza Suite 5050
New York, New York 10020

Dear Members of the Board:

        This is to confirm that prior to July 29, 2002, I irrevocably waived and relinquished, and that I do hereby waive and relinquish any right or entitlement I had or have to the forgiveness of any principal or interest that I owed or owe to Duane Reade Inc. or Credit Suisse First Boston with respect to any loan, note or other indebtedness that was or is currently outstanding, including, without limitation, under the debt forgiveness provisions included in the terms of my employment agreement with Duane Reade Inc., as then and now in effect from time to time.

Sincerely,
Anthony J. Cuti Chairman, President and CEO

The Number One Drug Chain in New York
Executive Offices: 440 Ninth Avenue, New York, N.Y. 10001, Telephone 212-273-5700
Member of NACDS • National Association of Chain Drug Stores

QuickLinks

  Exhibit 10.27
  FINAL EXECUTION COPY
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
RECITALS